Exhibit 10.36

STORAGE TECHNOLOGY CORPORATION

Amended and Restated CEO Employment Agreement

March 27, 2003

AMENDED AND RESTATED CEO EMPLOYMENT AGREEMENT

This Amended and Restated CEO Employment Agreement (this “Agreement”) by and between Storage Technology Corporation (together with its successors and assigns, hereinafter the “Company”), a Delaware corporation, and Patrick J. Martin (hereinafter, “you” or “your”) is entered into as of March 27, 2003 (the “Effective Date”) and amends and restates the CEO Employment Agreement dated June 28, 2000, as amended on February 12, 2003 (the “Original Agreement”). This Agreement sets forth the terms and conditions of your employment with the Company. In consideration of your agreement to extend the term of the Original Agreement on the terms and conditions set forth below, and the mutual covenants and agreements contained herein, you and the Company agree as follows:

1.     Position. During the Term (as defined in Section 2 below), you will be employed full-time by the Company in the positions of Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and shall report directly to the Company’s Board of Directors (the “Board”). You will perform such duties and have such responsibilities as may be assigned by the Board from time to time that are normally inherent in such capacities in corporations of similar size and character. During the Term, you shall devote substantially all of your working time, attention and energies to the business of the Company and shall be subject to the Company’s Corporate Policies and Practices from time to time in effect during the Term. Nothing herein shall preclude you from (i) serving on the boards of directors of a reasonable number of other corporations with the concurrence of the Board (which approval shall not be unreasonably withheld), (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing your personal investments and affairs, provided that such activities do not conflict or interfere with the effective discharge of your duties and responsibilities under this Section 1.

2.     Employment. The term of your employment with the Company commenced on July 11, 2000 and shall continue through June 30, 2006 (the “Term”). Any termination of your employment after June 30, 2006 (whether by you or the Company) shall be deemed to be a retirement hereunder (hereinafter referred to as “Retirement”) and shall be deemed to qualify as a retirement for purposes of any Company plan, program, policy, arrangement or other agreement, including, but not limited to, the 1995 Equity Participation Plan (the “Plan”). Notwithstanding the expiration of the Term hereunder, the provisions of this Agreement that apply in the event of your Retirement shall survive the expiration of such Term.

3.     Base Compensation. Commencing on the Effective Date and thereafter during the Term, the Company will pay you a base salary at the annualized rate equal to one million dollars ($1,000,000) (“Base Salary”). Such salary shall be paid periodically in accordance with the normal payroll practices of the Company in effect from time to time during the Term, less any withholding taxes. The amount of your Base Salary may be increased by the Board from time to time during the Term, but shall not be decreased, and, as increased from time to time, “Base Salary” shall mean the base salary as so increased. After the Effective Date, your base salary in 2003 eligible for deferral, less appropriate deductions and withholdings as may otherwise be required by applicable law, will be credited to your deferred compensation account in the Company’s Deferred Compensation Plan which shall be deemed amended to the extent necessary to permit such arrangement. The portion of such deferred compensation account attributable to such deferred base salary will be distributed to you in accordance with your elections as to time and manner of distribution permitted under the Company’s Deferred Compensation Plan, including the election provided for in Section 12(a) below.

4.     Incentive Plans.

a)     Annual Incentive Bonuses. You shall be eligible to receive bonuses, under the terms and conditions of the Management by Objectives Program, as modified from time to time (“MBO Program”), approved by the Board or the Human Resources and Compensation Committee of the Board, based upon the achievement of pre-established financial and other corporate or personal performance goals. Under the MBO Program for calendar year 2003 and thereafter, you shall be eligible to receive a bonus equal to 100% of your Base Salary (“Target Bonus”) at the target level of performance. Your Target Bonus as a percentage of Base Salary may be increased by the Board from time to time during the Term, but shall not be decreased and, as increased from time to time, “Target Bonus” shall mean the Target Bonus as so increased. Additionally, under the MBO Program you will be eligible to receive a bonus payment equal to 200% of your Base Salary if certain “stretch” goals are achieved (as that term is defined in the MBO Program) or a payment of up to 350% of your Base Salary should certain “ultra-stretch” goals be achieved (as that term is defined in the MBO Program). Any payments under the MBO Program shall be made in accordance with the provisions of, and under the conditions contained in, the MBO Program, except as otherwise provided in this Agreement. Upon your Retirement (if applicable) in calendar year 2006, your Annual Incentive Bonus will be prorated based upon the percentage of the year that elapsed from January 1, 2006 until your Retirement and shall be paid in 2007 when annual incentive awards are paid to other senior executives (but in no event later than March 31, 2007) based upon your Target Bonus and the MBO Program calculation for 2006. If you retire on a date later than December 31, 2006 you shall be entitled to an annual incentive award payment as if you were employed for the full calendar year 2006 in accordance with this Section 4(a).

b)     Additional Long-Term Incentive Awards. You shall be eligible to participate annually in all long-term incentive plans made available to senior executives, including stock option or other equity-based awards, in accordance with Company practices applicable to its senior-level executives, at the discretion of the Board. For calendar year 2006, assuming your Retirement on July 1, 2006, you shall be entitled to one half of the value of the long term incentive award that would have been awarded and paid to you as if you had remained employed for the full calendar year in your current positions. If you retire on a date later than July 1, 2006 appropriate adjustments will be made in the proportion of the long-term incentive award for calendar year 2006.

5.     Extension Bonus.

In consideration of your agreement to extend the term of the Original Agreement, the Company agrees as follows:

a)     Cash Portion. On the Effective Date, the Company will credit the amount of two million dollars ($2,000,000), less appropriate deductions and withholdings as may otherwise be required by applicable law, to your deferred compensation account in the Company’s Deferred Compensation Plan. The portion of such deferred compensation account attributable to such two million dollars ($2,000,000) will be distributed to you in accordance with your elections as to time and manner of distribution permitted under the Company’s Deferred Compensation Plan which shall be deemed amended to the extent necessary to permit such arrangement, including the election provided for in Section 12(a) below.

b)     Equity Portion. On the Effective Date, the Company will grant to you two hundred and fifty thousand shares (250,000) shares of restricted stock to be granted under the Plan. Such shares will all vest on the earliest of: (i) your Retirement; (ii) your death or an Involuntary Termination (as defined in Section 9 below); or (iii) immediately prior to a Change of Control (as defined in Section 9 below). Attached as Exhibit C hereto is the form of Restricted Stock Agreement to be used with respect to the restricted stock granted pursuant to this Agreement.

6.    Reimbursement of Business and Other Expenses; Relocation.

a)     Expenses. You are authorized to incur reasonable expenses in carrying out your duties and responsibilities under this Agreement and the Company shall promptly reimburse you for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy. The Company shall reimburse you for all reasonable financial and tax consultant and legal fees and expenses incurred by you in the review and advice with respect to this Agreement with the Company. The Company will also directly pay your legal counsel for assistance which has been provided to the Company in developing the analysis, data and language to support the development and execution of this Agreement. You authorize your attorney to assist the Company with these tasks and both the Company and you waive any conflict of interest with respect to these tasks.

b)     Post-Termination Relocation. Following Involuntary Termination of your employment with the Company under Section 7(a) below, or your Retirement or your death, the Company will relocate you (in the case of Involuntary Termination or Retirement) and your family (in the case of Involuntary Termination, Retirement or death) to the location of your choice (or that of your family in the case of your death) in the United States, covering the same expenses provided in Section 8 of the Original Agreement on a tax-grossed-up basis (in a manner similar to the process outlined in Section 10 below). In addition, in the event that you (or your family, in the case of your death) suffer a loss (as calculated for purposes of determining your Federal income tax) on an arms length sale of your principal residence in Colorado, the Company will reimburse you for the loss.

7.    Termination of Employment; Severance Benefits.

a)     Involuntary Termination. If your employment terminates as a result of an Involuntary Termination (as defined in Section 9(d) below), you shall be entitled to receive a severance payment equal to the sum of (i) two times your Base Salary, plus (ii) two times the Target Bonus; provided, that in the event of an Involuntary Termination upon or following a Change of Control (as defined in Section 9(b), below), you shall be entitled to receive a severance payment equal to the sum of (x) three times your Base Salary, plus (y) three times the Target Bonus. You shall also be entitled to the following payments: (i) Base Salary through the Termination Date; (ii) a pro rata Target Bonus for the year of termination (to the extent such a bonus is payable to other participants in the MBO Program); (iii) the balance of any incentive awards due for performance periods which have been completed, but which have not yet been paid; (iv) to the extent your Termination Date is after year end, but before the determination of a LEAP (or replacement plan) payout, you shall at the same time as previously scheduled, receive your full LEAP (or replacement plan) award based upon the prior year’s results. In addition, you shall receive a prorated LEAP award for the year of termination (if the LEAP program is in place) or prorated portion of any similar replacement plan equal to the product of (x) the LEAP or other plan award at target and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs through the Termination Date and the denominator of which is 365; (v) stock options or restricted stock pursuant to Section 8(a); (vi) any expense reimbursements or other unpaid amounts earned, accrued or owing to you; or (vii) other benefits, if any, in accordance with applicable plans and programs of the Company. Any severance payments to which you become entitled pursuant to this Section 7(a) shall be paid to you in a lump sum within thirty calendar days of your Termination Date and shall be paid contingent upon your execution and delivery to the Company of a Settlement and Release Agreement in the form attached hereto as Exhibit A (provided such release is not revoked by you during the applicable revocation period thereunder). The Company will execute and deliver to you simultaneously therewith a Settlement and Release Agreement in the form attached hereto as Exhibit B. In case of Disability, you shall, in addition, be entitled to any benefits available under the Company’s employee or executive disability policies. For purposes of this Section 7(a), any reference to your Base Salary or Target Bonus shall be understood to refer to the amount thereof disregarding any reduction that constitutes grounds for Involuntary Termination as contemplated by Section 9(d). In addition for purposes of this Section 7(a) any reference to Base Salary and Target Bonus shall be deemed to be the highest Base Salary in effect or approved at the time of termination with the Target Bonus calculated from such highest Base Salary.

b)     Voluntary Resignation; Termination For Cause. 1) If you voluntarily resign from the Company (other than pursuant to an Involuntary Termination or your Retirement), or if the Company terminates your employment for Cause, then you shall not be entitled to receive any severance or other benefits other than (i) Base Salary through your Termination Date; (ii) stock options or restricted stock pursuant to Section 8(a); (iii) any expense reimbursements or other unpaid amounts earned, accrued or owing to you; and (iv) other benefits, if any, in accordance with applicable plans or programs of the Company. Further, you hereby authorize the Company to offset any amounts owed by you to the Company against any amounts the Company might otherwise owe to you on the Termination Date. 2) There will be no termination for Cause without your first having been given written notice thereof in accordance with Section 7(e), and then having been given a reasonable opportunity to be heard by the Board.

c)     Death. In the event of your death, your legal representative shall receive (i) your Base Salary through the end of the month in which death occurs; (ii) your pro-rata Target Bonus amount for the fiscal year in which death occurs, at the Target Bonus for the fiscal year then in effect, whether or not such Bonus would otherwise have been payable; (iii) any incentives, other than stock options or restricted stock, on a pro-rata basis, payable when scheduled to be paid; (iv) stock options or restricted stock pursuant to Section 8(a); (v) any expense reimbursements or other earned, accrued or unpaid amounts owing to you; and (vi) other benefits, if any, in accordance with applicable plans or programs of the Company.

d)     Additional Severance Benefits. In the event you are entitled to severance payments pursuant to Section 7(a), then, in addition to such severance payments, (i) for a period of twenty-four months after the Termination Date (for a period of thirty-six months in the event of an Involuntary Termination upon a Change of Control), the Company shall continue to provide you with (A) long-term disability insurance benefits as in effect as of the Termination Date, or such comparable benefits as the Company may determine to be sufficient to satisfy its obligations to you under this Agreement; and (B) the provision and allowance for all of the benefits provided in Section 12(b) below or in effect on the Termination Date (as defined in Section 9(e) below). Notwithstanding the foregoing, if you become covered under any health, life or disability insurance plan or are provided other similar benefits provided by a subsequent employer, then the amount of coverage/benefit required to be provided by the Company hereunder shall be reduced by the amount of coverage/benefit provided by the subsequent employer’s plans or programs on a coverage/benefit by coverage/benefit basis.

e)     Notice of Termination. Except as otherwise provided herein, any termination of your employment with the Company (other than by reason of your death) shall be communicated by a notice of termination given by one party to the other in accordance with Section 15(d) of this Agreement. Except for Disability, such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated and shall specify the Termination Date (as defined in Section 9(e), below). No notice of Retirement shall be required in the event you retire on July 1, 2006 and if you retire thereafter notice of such Retirement shall be communicated by a notice by one party to the other in accordance with Section 15 (d).

f)     No Mitigation; No Offset. In the event of any termination of employment under this Section 7 or upon your Retirement, you shall be under no obligation to seek other employment and, except as otherwise stated explicitly herein, including, but not limited to Section 7(d), there shall be no offset against amounts due you under this Agreement on account of any remuneration received from any subsequent employer.

g)     Nature of Payments. Any amounts due under this Section 7 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

8.    Additional Benefits Upon Retirement, Death, an Involuntary Termination under Section 7(a) above or a Change of Control.

a)     Restricted Stock, Stock Options and Other Long-Term Incentive Awards. (i) Upon Retirement or a Change of Control or in the event your employment terminates for any reason other than a termination pursuant to Section 7(b) above, then, in addition to such severance as you may otherwise receive, all unvested stock options granted to you under the Company’s stock option plans (or under any successor company’s stock option plans) shall vest and become exercisable in full on the Termination Date or immediately prior to the Change of Control, as the case may be, and the Company’s right to repurchase any shares of restricted stock purchased under any of the Company’s stock plans shall terminate on the Termination Date or immediately prior to the Change of Control, as the case may be, and all such stock shall become fully vested on such date. In addition, any stock options granted to you shall thereafter remain exercisable for their originally scheduled terms, provided, however, that, except for vesting, the post-termination exercise period in the event of no Change of Control and as otherwise provided in Section 11(b) below, such options shall continue to be subject to the other original terms and conditions of such options, applicable plans and this Agreement, as amended from time to time. In the event of a Change of Control your post-termination exercise period will be treated no less favorably than for any other individual whose options remain exercisable for their originally scheduled terms. (ii) In the event your employment is terminated pursuant to Section 7(b), you shall be entitled to exercise your vested options for a period of 180 days (plus any number of days during which exercise would be restricted for any reason) following your termination and, except as otherwise provided in the applicable award agreement or plan, unvested options shall be forfeited and the Company shall retain its rights to repurchase any shares of restricted stock from you. Any long-term incentive awards other than restricted stock and stock options shall vest or be treated on the same basis as provided in this Section 8(a) for restricted stock and stock options.

b)     Other Benefits. Upon (x) Retirement, (y) your Involuntary Termination pursuant to Section 7(a) or (z) your death, then, in addition to the above, the Company shall provide you with: (i) Retiree Medical Benefits to you and your spouse (and upon your death, to your spouse if she survives you) in an amount, nature and duration of no less than that which the Separation and Mutual Release dated July 10, 2000 provided to your predecessor in the positions of Chairman of the Board, President and Chief Executive Officer of the Company (“Predecessor”) during his retirement; (ii) an allowance for financial and tax and estate planning services provided pursuant to Section 12(b) below at the value for the full year for the year in which your Retirement or other termination of employment occurs; and (iii) life insurance benefits in an amount, nature and duration no less than that which the Separation and Mutual Release dated July 10, 2000 provided to your Predecessor during his retirement and thereafter, the Company agrees to use its reasonable best efforts to work with its insurance carriers (and others) to permit you, at your expense, to continue such insurance benefits (based on similar coverage and rate). Upon your Retirement, you will also be entitled to the payments and benefits provided pursuant to subclauses (i) through (iv) of Section 7(b) above, provided that in no event shall you be entitled to duplicate payments or benefits on a payment-by-payment or benefit-by-benefit basis.

9.    Certain Defined Terms.

a)     Cause. “Cause” means (i) you are convicted of a felony involving moral turpitude or involving fraud against the Company, or (ii) you are guilty of willful gross neglect or willful gross misconduct in carrying out your duties under this Agreement, resulting, in either case, in material economic harm to the Company, unless you believed in good faith that your action or non-action was in or not opposed to the best interests of the Company.

b)     Change of Control. “Change of Control” means the occurrence of any of the following events:

i)	the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or a person that, on the Effective Date and immediately prior to such acquisition, directly or indirectly controls, is controlled by, or is under common control with, the Company, of the “beneficial ownership” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total voting power represented by the Company’s then outstanding voting securities;

ii)	the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

iii)	merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (including the parent corporation of such surviving entity)) at least fifty-one percent (51%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

iv)	the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or the approval by the stockholders of the Company, and the closing by the Company, of the sale or other disposition by the Company of all or substantially all the Company’s assets.

c)     Disability. “Disability” means that you have been unable to substantially perform your duties under this Agreement as the result of your incapacity due to physical or mental illness for a period of twenty-six consecutive weeks after its commencement, as determined by a medical doctor selected by the Company and you. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third, who shall be the approved medical doctor for this purpose.

d)     Involuntary Termination. “Involuntary Termination” means any of the following: (i) termination of your employment by the Company which is not effected for Cause; (ii) termination of your employment with the Company by reason of your Disability; (iii) during the twenty-four month period following a Change of Control, termination of your employment for any reason other than for Cause; (iv) termination of employment by you following the occurrence of any of the following without your prior written consent: (i) the failure of the Company to obtain the assumption of this Agreement by any successor contemplated in Section 13(a) below; (ii) your relocation to a facility or a location more than 50 miles from the Company’s principal business offices located in Louisville, Colorado; (iii) a reduction in your Base Salary or Target Bonus as in effect immediately prior to such reduction; (iv) the failure to elect or reelect you to any of the positions described in Section 1 above or the removal of you from such positions; (v) a change in the reporting structure so that you report to someone other than the Board; (vi) a significant reduction of your duties, authority (including reporting lines to you) or responsibilities relative to your duties, authority and responsibilities as in effect immediately prior to such reduction (except with respect to sale or other disposition of a division or subsidiary of the Company); (vii) the taking of any action by the Company, including eliminating a plan without providing a substitute or reducing your awards under a plan, the result of which would substantially diminish the aggregate projected value of your awards under the Company’s bonus and benefit plans; or (viii) the taking of any action by the Company that could substantially diminish the aggregate value of the benefits provided to you under the Company’s medical, health, accident, disability, life insurance, thrift, retirement and deferred compensation plans. For the purposes of this Agreement, Retirement does not constitute Involuntary Termination and execution of this Agreement does not constitute a termination of any kind under the Original Agreement.

e)     Termination Date. “Termination Date” means any of the following: (i) the date on which the Company delivers to you a written notice of termination or such later date, not to exceed ninety (90) days, specified in the notice of termination; (ii) in the event the Term ends by reason of your death or Disability, the date of death or determination of Disability; and (iii) in the event your employment is terminated by you, the date on which you deliver to the Company a written notice of termination or such later date, not to exceed ninety (90) days, specified in the notice of termination. Except for Disability, any notice of termination required hereunder shall specify the provision(s) in this Agreement claimed to provide a basis for termination. It is the intention of the parties that you shall retire on July 1, 2006 but if your Retirement occurs thereafter your Retirement date shall be as designated in a notice pursuant to Section 7(e) above.

10.     Excise Tax.

a)     In the event that any payment benefit or other entitlement received or to be received by you in connection with a Change of Control of the Company or the termination of your employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control of the Company or any person affiliated with the Company or such person (the “Total Payments”, and each a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as (the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including, but not limited to, any income taxes, employment taxes, Excise Taxes and any interest or penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Those Payments that are subject to the Excise Tax shall be referred to herein as the “Parachute Payments”. Notwithstanding the foregoing provisions of this Section 10, if it shall be determined that you are entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed 105% of the greatest amount of Parachute Payments that could be paid or otherwise provided to you such that the receipt of Parachute Payments would not give rise to any Excise Tax (the “Safe Harbor Amount”) then no Gross-Up Payment shall be made to you and the amounts payable under this Agreement shall be reduced so that the total Parachute Payments are reduced to the Safe Harbor Amount. The reduction of the amounts payable or otherwise provided under this Agreement, if applicable, shall be made by first reducing the Parachute Payments under Section 7(a); unless an alternative method of reduction is elected by you. For purposes of reducing the total Parachute Payments to the Safe Harbor Amount, only Parachute Payments payable or otherwise provided under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable or otherwise to be provided under this Agreement would not result in a reduction of the total Parachute Payments to the Safe Harbor Amount, no amounts payable or otherwise to be provided under this Agreement shall be reduced pursuant to this Section 10. The Company’s obligation to make Gross-Up Payments under this Section 10 shall not be conditioned upon your termination of employment. To the extent it is reasonable and proper for you to do so, you will cooperate with the Company and its tax advisors to minimize exposure to Excise Tax pursuant to this Section, including agreement to reasonable allocation of your compensation and reasonable changes in this Agreement, provided that any such allocation or change does not result in any loss of value or other adverse consequence to you.

b)     All determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by third party independent accountants (the “Accountants”) in consultation with you and your advisors. The Accountants shall provide detailed supporting calculations to you within fifteen (15) business days of the receipt of notice from you that there has been a Payment (or, if later, within fifteen (15) days of the date it is determined by the Accountants that the Payment is subject to the Excise Tax). In connection with any such calculations, the Accountants shall provide you with a written opinion explaining the basis for their conclusions with respect to the applicability or inapplicability of Section 4999 of the Code. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to you within five days of the receipt of the Accountant’s determination. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments may not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that either (A) the Company does not dispute that you are required to make a payment of Excise Tax or (B) the Company exhausts its remedies pursuant to this Section 10 and you thereafter are required to make a payment of any Excise Tax, any such Underpayment shall be promptly paid by the Company to or for your benefit. If (x) it is established pursuant to (i) a final determination of a court or (ii) an Internal Revenue Service proceeding from either of which no appeal can be taken or (y) a written opinion is provided by independent counsel agreed upon by the parties that the Excise Tax is less than the amount taken into account under Section 10 of this Agreement, you shall repay to the Company within thirty (30) days of your receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction plus any interest received by you on the amount of such repayment (after taxes applicable thereto).

c)     You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

i)	give the Company any information reasonably requested by the Company relating to such claim,

ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

iii)	cooperate with the Company in good faith in order effectively to contest such claim, and

iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amounts claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d)     If, after the receipt by you of an amount advanced by the Company pursuant to Section 10, you become entitled to receive any refund with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section 10) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Section 10, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

e)     Notwithstanding any other provision of this Section 10, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding; provided, that such withholding shall in no event place you in a less favorable after-tax position.

11.     Non-Compete; Non-Solicit.

a)     Each of the parties hereto recognizes that your services are special and unique and that the level of compensation and the other provisions herein for compensation and benefits are partly in consideration of and conditioned upon your agreement not to compete with the Company, and that your covenant not to compete or solicit as set forth in this Section during and after the Term is essential to protect the business and good will of the Company. This Section 11 shall supersede any provision of the Plan or any other plan or agreement covering substantially the same matters.

b)     You agree that during the Term and for a period ending twenty-four months following either (i) your Retirement or (ii) the Termination Date during which you shall have received severance due under this Agreement as a result of Involuntary Termination (the “Covenant Period”), you will not either directly or indirectly, engage in Competitive Business (as defined below) including, but not limited to, accepting employment with or serving as a consultant or advisor or director to any Competitive Business; disclosing or misusing any proprietary or material confidential information concerning the Company (such information includes, without limitation, information regarding the Company’s operations, its products and services, product designs, business plans, strategic plans, marketing and distribution plans and arrangements, customers, and financial statements, budgets and forecasts, and employee names, titles, compensation, skills and performance); or participating in any hostile takeover attempt of the Company. “Competitive Business” means a business which produces data storage systems, including disk and tape drives, cartridge libraries or corporate network backup and recovery software, networking hardware and such new products and services in such new businesses or markets as the Company shall have prior to the Termination Date committed to produce or provide. The foregoing restrictions shall not apply (a) in connection with performance of your duties hereunder, (b) if you are required to make any disclosure or take any action by law or by a court, agency, or other governmental order, (c) in making any disclosure in confidence to a lawyer or other professional advisor for the purpose of securing professional advice or (d) with respect to any arbitration or litigation involving this Agreement, including your right to enforce this Agreement. The restrictions set forth in this Section 11(b) shall not apply to any document, record or other information, that (i) has previously been disclosed to the public or is in the public domain other than as a result of your breach of this Section 11(b), or (ii) is known or generally available within any trade or industry in which the Company or any of its affiliates is active. Anything herein to the contrary notwithstanding, you shall not be in breach of this Section 11(b) by serving as a member of the board of directors of any company you were serving on, in accordance with Section 1 above, immediately prior to the Termination Date. You agree that in the event after the Covenant Period you engage in any activities which would constitute a material violation of this Section 11(b) the time period to exercise any outstanding options of the Company will be reduced to ninety (90) days, provided, that you shall continue to have the right to exercise such options until (i) the Board makes a good faith determination based on reliable evidence that you have engaged in an activity or activities constituting a material violation of this Section 11(b) and provides you with written notice to such effect and 15 days after receipt of such notice to cure such violation; and (ii) if the Board determines that you have failed to cure such violation and you chose to contest the Board’s determination, there is a determination made in accordance with Section 15(h) below that you have materially violated this Section 11(b). For the avoidance of doubt, following the completion of the steps described in the preceding sentence, you shall have 90 days from the date that an arbitrator makes a final determination that you have materially violated the provisions of this Section 11(b) to exercise any outstanding options. This Section 11(b) replaces in its entirety paragraph 11.5(f) of the Plan, as amended from time to time (including any successor to such paragraph).

c)     You agree that during the Covenant Period, you will not, other than in the performance of your duties hereunder, either directly or indirectly: (i) induce or attempt to influence any then-current employee of the Company to leave his/her employ with the Company; or (ii) solicit or encourage then-current employees of the Company to apply for employment with any person or entity with which you are employed or with which you intend to become employed, or in which you have or intend to have a financial interest, as a consultant, recruiter, independent contractor or otherwise, or in which you have a substantial financial or equity interest. For purposes of this Section, the term “Company” shall mean and include the Company, any subsidiary or affiliate of the Company, any successor to the business of the Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity for which you may serve as a director, officer or employee at the request of the Company or any successor of the Company.

d)     You agree that the Company would suffer an irreparable injury if you were to breach the covenants contained in Sections 11(b) or 11(c) and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction.

e)     If any of the restrictions contained in this Section 11 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Section 11 in its reduced form for all purposes in the manner contemplated hereby.

12.     Employee Benefit Programs.

a)     You shall be eligible to participate in the employee and executive benefit programs maintained by the Company, including (without limitation) any qualified or non-qualified retirement plans or programs, savings and profit-sharing plans, deferred compensation plans, life, short-term and long-term disability, medical, accident and other insurance programs, paid vacations in accordance with the policy for executive officers as may be in effect from time to time, and similar plans or programs, subject in each case to the generally applicable terms and conditions of any such plan or program and to the sole determination of the Board, or any committee of the Board, or other committee administering such plan or program. In particular, you may participate in the Company’s Profit Sharing and Thrift Plan (the Company’s 401 (k) Plan) and the Company’s Deferred Compensation Plan. The Company shall allow you to elect to defer receipt of up to one hundred percent (100%) of your base salary (including any portion of your base salary for 2003 eligible for deferral) and of up to one hundred percent (100%) of any bonus amounts (including, but not limited to, your Annual Incentive Bonus earned for 2003) provided to you by the Company into the Company’s Deferred Compensation Plan which shall be deemed amended to the extent necessary to permit such arrangement. You will have the opportunity within thirty (30) days of the signing of this Agreement to complete a distribution election form for the amounts credited to your deferred compensation account pursuant to Sections 2 and 5(a) above. The time for distribution so elected shall be no earlier than the earlier of one (1) year from the Effective Date or the termination of your employment with the Company. The Company will allow you to choose under the Company’s Deferred Compensation Plan to receive your distribution in equal annual installments over a period of up to ten (10) years, with such installments to commence on the first anniversary of any termination of your employment with the Company, including your Retirement. Unless prohibited by law or regulation, at any time during your employment, you may elect to change the manner of any distribution that you have selected to commence after your Retirement or termination (as to lump sum, installments or number of installments), but such change of election will not become effective unless made thirteen (13) months prior to your Retirement or termination as the case may be. Without your express prior written consent, the Company agrees not to terminate your participation in the Company’s Deferred Compensation Plan or your ability to defer salary or bonuses under the Company’s Deferred Compensation Plan. The Company also agrees not to offset amounts credited to your account in the Company’s Deferred Compensation Plan or amounts otherwise payable to you pursuant to the Company’s Deferred Compensation Plan for any reason, including to satisfy any indebtedness you may have to the Company or any of its affiliates. If you desire, the Company will work with you, only if there is no additional cost to the Company (including, but not limited to, taking into account tax costs or tax benefits to the Company), to take steps to transfer your balance in any existing deferred compensation plans you have previously established with the Company into the Company’s Deferred Compensation Plan. The Company agrees to defend, indemnify and hold you harmless with respect to any loss you may incur as a result of any tax liability (including interest and penalties) which you incur as a result of your past elections to defer salary or bonuses into any Company deferred compensation plans or arrangements in 2002 and 2003 to the extent you incur any tax liability (including interest and penalties) in excess of any amounts which you would have incurred if you had participated in the Company’s Deferred Compensation Plan. The process for handling any such excess tax liability (including interest and penalties) under this paragraph will be the same as that for addressing an excise tax liability set forth in Section 10(c).

b)     During the Term and thereafter pursuant to Section 7(d) above the Company shall provide you with (i) life insurance coverage in an amount equal to five million dollars ($5,000,000) and (ii) a medical benefits program with a supplemental payment coverage of fifteen thousand dollars ($15,000) per year, which benefits will be provided to you in addition to the programs maintained for other employees; In addition, during the Term and thereafter pursuant to Section 7(d) above, the Company shall provide you, with no tax liability to you, with (i) an annual reimbursement for financial and tax and estate planning expenses incurred by you in an amount not to exceed 2.5% of your Base Salary; (ii) reasonable and customary car allowance for an executive of your position; (iii) membership in a country club of your choosing with the Company’s approval; and (iv) the various executive officer perquisites to the extent the Company continues to offer them from time to time, including first class air travel for business purposes and a Company-paid annual physical.

c)     The Company agrees to take any steps necessary so that any life insurance required to be provided to you by the Company may be owned by you, any trust, estate, or other entity designated by you, and that any trust, estate or other entity designated by you may be the beneficiary of any such life insurance, provided such steps are possible to implement without additional cost to the Company (including, but not limited to, taking into account tax liability or tax benefits to the Company).

13.     Successors.

a)     Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Agreement by operation of law.

b)     Employee’s Successors. The terms of this Agreement and all your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

14.     Indemnification; Liability Insurance.

a)     In addition to any other contractual rights to indemnification, the Company agrees that if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer or employee of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee or agent, you shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of your heirs, executors and administrators. To the extent not prohibited under applicable law, including the Sarbanes-Oxley Act of 2002, the Company shall advance to you all reasonable costs and expenses incurred by you in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses.

b)     Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by you under Section 14(a) above that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption that you have not met the applicable standard of conduct. Nothing in these subsections (a) and (b) of this Section 14 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, you would otherwise have under the Company’s certificate of incorporation or bylaws or under applicable law or any other agreement.

c)     The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering you at least to the extent the Company provides such coverage for its other executive officers.

15.     Miscellaneous Provisions.

a)     Withholding. All payments to you pursuant to this Agreement shall be subject to withholding of all amounts required to be withheld by applicable Internal Revenue Service and State tax authorities by the Company and shall be conditioned upon your submission of all information or execution of all instruments necessary to enable the Company to comply with such withholding requirements.

b)     Confidentiality Agreement. As a condition of your employment, you will have executed the Company’s standard form of confidential inventions and trade secrets agreement. You hereby reaffirm that during the Term and thereafter you will comply with all provisions of such agreement and agree that you will enter into such modifications or amendments thereof as the Company may reasonably request from time to time.

c)     Stock Ownership Guidelines. During the Term, you agree to comply with the corporate officer stock ownership guidelines approved by the Board or any committee of the Board, as they may be amended from time to time. You agree to consult with the Board on a strategy or plan which will allow you the opportunity to sell a portion of your equity prior to your Retirement.

d)     Notice. Any notice required to be given under this Agreement shall be given in writing, either by personal delivery or by causing such written notice to be mailed, first class postage prepaid, in the United States mail, to the parties at the addresses set forth below, or at such other address for a party as shall be specified by like notice, provided that notices of change of address shall be effective only upon receipt thereof

Company:	Storage Technology Corporation One StorageTek Drive Louisville, Colorado 80028 Attention: General Counsel

Executive:	Patrick J. Martin Storage Technology Corporation One StorageTek Drive Louisville, Colorado 80028

with a copy to his personal address most recently notified to the Company.

e)     Amendment or Modification. This Agreement may not be amended or modified and no provision shall be waived unless agreed to in writing and signed by you and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any other provision or condition at another time.

f)     Assignment. Except as otherwise provided herein, the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section shall be void.

g)     Governing Law. This Agreement is entered into in accordance with, and shall be interpreted pursuant to the provisions of, the laws of the State of Colorado.

h)     Arbitration. Any controversy or claim arising between you and the Company including, without limitation, any claims, demands or causes of action alleging wrongful discharge; unlawful discrimination based on sex, age, race, national origin, disability, religion or other unlawful basis; breach of contract; or any claims seeking damages under any federal, state or local law, rule, regulation or common law theory; but excluding any claims by you for worker’s compensation or unemployment compensation, and excluding any claims by the Company for injunctive relief (for instance, for breach of confidentiality, breach of a covenant not to compete, violation of trade secrets, or unfair competition), shall be resolved by final and binding arbitration. By signing below, you voluntarily waive any right to submit claims to a judge or jury in either state or federal court. The arbitration shall be held in Denver, Colorado, or elsewhere by mutual agreement. The selection of the arbitrator and procedure shall be governed by the Employment Arbitration Rules of the American Arbitration Association, as amended. The arbitrator shall be someone with a minimum seven years of employment law background and from the AAA Commercial Arbitration Panel or, if both parties agree, the Judicial Arbiters Group. The arbitrator shall apply the applicable substantive law to any claim; for any state law claim or damages issues, the law of Colorado shall govern, including but not limited to the provisions of C.R.S. Sections 13-21-102(5). Judgment upon an award rendered by an arbitration may be entered by any court having jurisdiction. The Company will pay the cost normally associated with the arbitration, including the arbitrator’s fee and any fee for a hearing facility. Following resolution of all claims between the parties in an arbitration proceeding, if the arbitrator so determines, the Company shall reimburse you for all reasonable legal fees and expenses that you incurred in connection with a successful claim to enforce your rights under this Agreement.

i)     Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect in accordance with their terms.

j)     Entire Agreement. This Agreement amends and restates the Original Agreement and, except to the extent otherwise provided herein, this Agreement embodies the entire agreement between the parties relating to the subject matter hereof, and supersedes all previous agreements or understandings, whether oral or written, regarding the subject matter hereof. Anything herein to the contrary notwithstanding, but subject to the modifications herein provided, this Agreement does not supercede any equity award agreements or any other agreements relating to compensation or benefits that would have remained in effect absent the amendment and restatement of the Original Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any plan (including, but not limited to, the Company’s Deferred Compensation Plan), employee handbook, personnel manual, program, policy, arrangement or agreement (including any equity, restricted stock or LEAP award agreements) of the Company or any of its Affiliates (“Company Arrangement”), including, but not limited to, any provision relating to the definitions of Cause, Change of Control, Disability, Involuntary Termination or Retirement (or any definitions of similar effect), any provision regarding non-competition, non-solicitation of employees or engagement in other activities adverse to the interests of the Company or any affiliate or any provision regarding vesting of equity and the post-termination exercise period for stock options, in which the provision of any such Company Arrangement is less favorable to you, the provisions of this Agreement shall control. In all events, any references in any agreement to sections of the Original Agreement shall be deemed to be references to corresponding sections of this Agreement (whether or not such sections correspond in their numbering and taking into account that in some cases clarifying changes have been made in this Agreement in the wording of such sections in the Original Agreement. In addition, in connection with any escrow agreement for restricted shares granted to you, the Company agrees that to the extent any restricted shares have vested pursuant to any equity award agreement, the applicable plan or this Agreement, the Company agrees to notify the appropriate escrow agent, if any, that the Company shall not be repurchasing the shares and shall promptly direct the escrow agent to promptly deliver the vested shares to you free of any restrictive legend. The parties expressly agree that they waive and release any claims which they may have or which may exist against the other party as to any duties or obligations or the failure to comply in any manner with the provisions of Section 13(a) of the Original Agreement.

k)     Knowledge and Representations. (1) By signing below, you acknowledge that the terms of this Agreement have been fully explained to you, that you understand the nature and extent of the rights and obligations provided under this Agreement, and the you have been encouraged to and have had an opportunity to consult legal counsel prior to signing this Agreement. (2) The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other body whose action is required) to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

l)     Survivability. Except as otherwise expressly provided in this Agreement, upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in the rights and obligations of the parties under this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

m)     Counterparts. This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer or representative, as of the day and year first above written.

STORAGE TECHNOLOGY CORPORATION

By: _____________________________
Robert E. Lee
Chairman, Human Resources and Compensation
Committee of the Board of Directors

Patrick J. Martin

________________________________

EXHIBIT A

SETTLEMENT AND RELEASE

1.     In consideration of payment of severance and other benefits pursuant to Section 7(a) of the Amended and Restated Employment Agreement between Storage Technology Company (together with its successors and assigns, the “Company”) and Patrick J. Martin (the “Employee”) dated March ___, 2003 (the “Employment Agreement”) in the case of an Involuntary Termination as such term is defined under the Employment Agreement and for other good and valuable consideration, Employee, on behalf of himself and his dependents, heirs, administrators, executors, successors and assigns, hereby irrevocably and unconditionally releases and discharges the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, “releasees”) jointly and individually, from any and all claims, known or unknown, which he, his dependents, heirs, administrators, executors, successors or assigns have or may have against releasees arising out of or related to his employment with the Company or the termination thereof (the “Released Claims”), including, but not limited to, any claims of discrimination under the Age Discrimination in Employment Act (“ADEA”), the Rehabilitation Act, the Family Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, as well as any claim for attorneys’ fees costs or expenses under any of these or any other applicable statute, ordinance, regulation or law; breach of contract, or for damages under any other federal, state or local law, rule or regulation, or common law under any theory; provided, however, that this release does not affect (1) any claims for benefits, compensation or entitlements which have vested or shall vest on or before the effective date of this Settlement and Release (“Release”) under any plans, policies, programs or arrangements of, or other agreements, with the Company or to which the Executive is entitled pursuant to the Employment Agreement; (2) any claim for workers’ compensation benefits under state law; (3) any claims which may arise after the execution of this Release; (4) the Employee’s eligibility for indemnification in accordance with applicable law or the certificate of incorporation or bylaws of the Company or any affiliate or any claim under any applicable insurance policy with respect to any liability the Employee incurred as a director, officer or employee of the Company or any affiliate; and (5) any right the Employee may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Employee and the Company are jointly liable. This Release specifically excepts any claim Employee may wish to make for unemployment compensation and the Company agrees not to contest any claim made by Employee for unemployment compensation. This Release with respect to Released Claims is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering. Employee further agrees that he will not file or permit to be filed on his behalf any suit or action with respect to a Released Claim, will not permit himself to be a member of any class seeking relief against the releasees with respect to a Released Claim and will not counsel or assist in the prosecution of claims against the releasees with respect to a Released Claim, whether those claims are on behalf of himself or others, unless he is under a court order to do so; provided that nothing in this Release shall preclude the Employee from filing a charge of discrimination or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a state civil rights agency.

2.     Employee agrees that by signing this Release, he is giving up the right to sue for age discrimination, and that under this Release Employee shall receive consideration to which he is not otherwise entitled, and would not receive but for his release of rights under the ADEA. Employee has up to twenty-one (21) days after delivery of this Release to consider whether to sign this Release. Employee agrees that, after he has signed and delivered this Release to the Company, this Release will not be effective or enforceable until the end of a seven (7) day revocation period beginning the day after the Employee signs this Release, and that Employee will not receive the severance payment due under the Employment Agreement until this seven-day period has expired. During this seven-day period, Employee may revoke this Release, without reason and in his sole judgment, but he may do so only by delivering a written statement of revocation to the Company to the attention of General Counsel. If the Company does not receive a written statement of revocation from Employee by the end of the revocation period, then this Release will become legally enforceable and Employee may not thereafter revoke this Release.

3.     Employee agrees that this Release shall be governed by Federal law and the internal laws of the State of Colorado, irrespective of the choice of law rules of any state.

ACKNOWLEDGMENT:

Employee’s signature below acknowledges that he has read this document fully, that he understands and agrees to its contents, that he understands that it is a legally binding document, and that he has been advised to consult a lawyer of his choosing before signing this Release, and has had the opportunity to do so.

—————————————— Date	—————————————— EMPLOYEE

This Release presented to Employee on ___________________________

EXHIBIT B

SETTLEMENT AND RELEASE

1.     In exchange for good and valuable consideration, Storage Technology Corporation (“Company”) for itself, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, “Affiliates”) hereby irrevocably and unconditionally releases and discharges Patrick J. Martin (the “Employee”) and his dependents, heirs, administrators, executors, successors and assigns from any and all claims, known or unknown, which the Company or its Affiliates have or may have against him, whether denominated claims or demands, arising out of or relating to his employment with the Company or the termination thereof (“Released Claims”), including but not limited to, any claims of breach of contract, or for damages under any federal, state or local law, rule or regulation, or common law under any theory; provided, however, that this release does not affect (1) any claims which may arise after the execution of this Settlement and Release Agreement (the “Release”) or (2) any right the Company may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which the Employee and the Company are jointly liable. Anything herein to the contrary notwithstanding, this Release shall not extend to any claim by the Company with respect to any act by the Employee in his official capacity as an officer or director of the Company if the release of such claim by the Company is expressly prohibited by Delaware law.

2.     This Release shall be governed by Federal law and internal laws of the State of Colorado, irrespective of the choice of law rules of any state.

—————————————— Date Accepted: ——————————————	—————————————— STORAGE TECHNOLOGY CORPORATION BY: —————————————— Name: Title:

EXHIBIT C	Storage Technology Corporation One StorageTek Drive, MS 4302 Louisville, Colorado 80028 (303) 673-6260

StorageTek

RESTRICTED STOCK PURCHASE AGREEMENT

        This Restricted Stock Purchase Agreement (“Agreement”) sets forth the agreement between Storage Technology Corporation, a Delaware corporation, and its subsidiaries (collectively, together with their respective successors and assigns, the “Company”) and Patrick J. Martin (the “Employee”), made as of March 27, 2003, pursuant to the provisions of the Company’s 1995 Equity Participation Plan, as amended May 2000 (the “1995 Plan”).

      1.      PURCHASE AND SALE OF SHARES

        The Employee agrees to purchase from the Company, and the Company agrees to sell to the Employee pursuant to the terms and conditions of this Agreement, 250,000 shares (the “Shares”) of the Company’s common stock (“Common Stock”), par value $0.10 per share, at a price of $.10 per Share. The total purchase price for the Shares is equal to the number of Shares multiplied by $.10 (the “Purchase Price”). The employee further agrees to pay the Purchase Price and agrees to deliver to the Company a personal check for the full Purchase Price by no later than April 2, 2003.

      2.      VESTING DATES AND OTHER RESTRICTIONS

        The Employee’s right to retain the Shares is subject to certain vesting and other restrictions, as set forth below.

    A.        Vesting Schedule. All of the Shares will vest, and all vesting restrictions with respect to all of the Shares will lapse and terminate and the Shares will no longer be subject to forfeiture and repurchase by the Company, on the earliest of the following dates; provided, that during the period commencing on the date of this Agreement up to and including the date immediately prior to the vesting date, the Employee remains continuously employed by the Company:

(i)	the date of Employee’s Retirement as defined in Section 2 of the Amended and Restated CEO Employment Agreement effective March 27, 2003 (the “Amended and Restated CEO Employment Agreement”);

(ii)	the date of the Employee’s death or the effective date of Involuntary Termination as defined in Section 9(d) of the Amended and Restated CEO Employment Agreement; or

(iii)	immediately prior to the occurrence of a Change of Control (as defined in Section 9(b) of the Amended and Restated CEO Employment Agreement.

    B.        Other Restrictions.

    (i)        Non-Transferability of Shares. The Employee may not transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Shares in which the Employee’s interest has not vested. As used in this Agreement, the term “transfer” includes, without limitation, any sale, encumbrance, gift or other disposition, but excludes any conversion, as provided in subparagraph (iii) below. If the Employee attempts to transfer any unvested Shares or any interest in unvested Shares, or if the Employee’ s employment by the Company is terminated pursuant to Section 7(b) of the Amended and Restated CEO Employment Agreement, then the certificate or certificates evidencing any unvested Shares shall be immediately surrendered to the Company for cancellation and neither the Employee nor any other person shall any longer possess any interest in, or any stockholder rights with respect to any such Shares. Upon the surrender and cancellation of stock certificates pursuant to this paragraph, the Company will pay the Employee, in cash, an amount equal to the Purchase Price paid by the Employee for the canceled Shares. All stock certificates representing the Shares will include a restrictive legend, as specified in subparagraph (ii) below.

    (ii)        Restrictive Legend. Until such time that the Employee’s interest in the Shares has vested, each stock certificate representing the Shares will include the following restrictive legend:

“The sale or other transfer (whether voluntary, involuntary or by operation of law) of the shares of stock represented by this certificate is subject to the restrictions on transfer set forth in the Restricted Stock Purchase Agreement dated March 27, 2003, between Storage Technology Corporation and the holder. A copy of the Restricted Stock Purchase Agreement may be obtained from the Secretary of the Corporation.”

        The Company agrees to remove the restrictive legend from stock certificates representing vested Shares.

    (iii)        Conversion of Shares upon Merger Etc. In the event the Company’s Common Stock is converted into cash or other shares or securities of the Company or any other corporation or entity as a result of a merger, consolidation, reorganization, liquidation or other transaction, any unvested Shares held by the Employee at the time of any such transaction shall be converted into cash or other shares or securities of the Company or such other corporation. Any such assets, to the extent not vested as a result of such transaction as provided in paragraph 2.A. above, will be held in escrow by the Company or its successor in accordance with the same terms and conditions applicable to the Shares prior to any such transaction and will be distributed to the Employee when and if the Employee’s interest therein vests in accordance with this Agreement.

    (iv)        Compliance with Securities Laws. Under no circumstances will any Shares or other assets be issued or delivered to the Employee pursuant to the provisions of this Agreement unless and until, in the opinion of counsel for the Company or its successors, there shall have been compliance with all applicable requirements of the federal and state securities laws, listing requirements of any securities exchange on which stock of the same class as the Shares is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over the issuance and delivery of the Shares or other assets.

    (v)        Tax Obligation. No Shares will be released from escrow unless the Employee has reimbursed the Company for the full amount of the Tax Obligation in accordance with the Authorization for Tax Reimbursement attached to this Agreement.

      3.      ESCROW OF SHARES

    A.        Establishment of Escrow Account. The Company shall establish an escrow account for the Employee and maintain on deposit in such account all stock certificates representing the Shares and other assets in accordance with the requirements of this paragraph 3. Upon the Employee’s request, the Company agrees to provide the Employee with information as to the number of stock certificates held in the escrow account, the number of Shares represented by each certificate, and a description of any other assets held in the escrow account.

    B.        Endorsements/Deposit. Upon the Company’s request, the Employee agrees to endorse in blank and deposit in escrow any stock certificate or certificates representing unvested Shares purchased pursuant to this Agreement, any new, additional or different shares of stock issued to the Employee with respect to the Shares held in escrow, and any other assets received by the Employee upon any conversion of unvested Shares.

    C.        Distributions. When and if the interest of the Employee vests with respect to all or any part of the Shares held in the escrow account and upon full satisfaction of the Employee’s tax obligations with respect to such Shares, the escrow agent shall, at the request of the Company, deliver to the Employee a stock certificate representing the vested Shares, together with any other assets held in the escrow account issued with respect to such Shares. The Employee agrees to execute whatever documents and take whatever additional action the Company may reasonably request to enable it to accomplish the foregoing distributions.

      4.      WAIVER

        Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Compensation Committee or the Board of Directors of the Company. The Compensation Committee, as administrator of the 1995 Plan, may in its sole discretion waive, in whole or in part, any loss or forfeiture of any unvested Shares or other assets which would otherwise occur under the provisions of this Agreement and the Employee’s interest in the Shares or other assets to which the waiver applies will immediately vest.

      5.      MISCELLANEOUS

    A.        This Agreement is subject to the terms and conditions of the Amended and Restated CEO Employment Agreement; provided that in the event of any conflict between the provisions of this Agreement and the Amended and Restated CEO Employment Agreement, the provisions most favorable to the Employee shall govern.

    B.        The Employee shall have all the rights of a stockholder with respect to all of the Shares, whether or not the Employee’s interest in the Shares has fully vested, including the right to vote all of the Shares and receive cash dividends or other distributions paid or made with respect to the Shares. The Shares shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock as a result of a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or by reason of a merger, consolidation or other change in the capital structure of the Company; provided, that any such additional shares will be subject to the vesting dates, as set forth in paragraph 2.A. applicable to the Shares and the escrow requirements of paragraph 3 as well as the other terms in this Agreement.

    C.        This Agreement and the purchase and sale of the Shares evidenced hereby are made and effected pursuant to the provisions of the 1995 Plan and are in all respects limited by and subject to the provisions of the 1995 Plan; provided that in the event of any conflict between the provisions of this Agreement and the 1995 Plan, the provisions most favorable to the Employee shall govern.

    D.        Neither the action of the Company in establishing the 1995 Plan, nor any action taken thereunder, nor any provision of the 1995 Plan or this Agreement shall be construed so as to grant the Employee any right to remain in the employ of the Company or its subsidiaries for any period of specific duration.

    E.        This Agreement shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of Colorado without reference to the principles of conflicts of law.

Employee: —————————————— Patrick J. Martin	STORAGE TECHNOLOGY CORPORATION BY: —————————————— Roger C. Gaston, Corporate Vice President, Human Resources

Patrick J. Martin
1401 White Hawk Ranch Drive
Boulder, CO 80303

AUTHORIZATION FOR TAX REIMBURSEMENT
TO
STORAGE TECHNOLOGY CORPORATION
FOR RESTRICTED STOCK

Tax Obligation. I understand that the obligation of Storage Technology Corporation (“StorageTek”) to terminate restrictions on the stock (Restricted Stock) is subject to my satisfaction of all applicable federal, state and local income and other tax withholding requirements. I understand StorageTek is required to collect federal and state taxes which I am obligated to pay with respect to:

(1)	any dividends paid on stock (“Restricted Stock”) which I purchased pursuant to one or more Restricted Stock Purchase Agreements entered into with StorageTek that is held in escrow; and

(2)	the amount equal to the difference between the purchase price paid for the Restricted Stock and the fair market value at the time my interest in the Restricted Stock vests.

I hereby acknowledge my obligation to pay to StorageTek any amounts due for federal state and local personal income tax (and other tax) withholding requirements upon vesting of the Restricted Stock or upon the payment of any dividends thereon (“Tax Obligation”).

Payment of Tax Obligation. I hereby further acknowledge that the Company’s obligations to satisfy the payment of my Tax Obligation may be collected as follows:

(1)	with respect to any dividends, StorageTek may, at my election, collect my Tax Obligation by means of: (a) payroll deduction or (b) direct payment; and

(2)	with respect to my Tax Obligation arising upon the vesting of the Restricted Stock, StorageTek will collect the full amount, at my election, by means of (a) payroll deduction; (b) direct payment; or (c) withholding from Restricted Stock otherwise issuable to me, Shares having a value equal to or less than the minimal statutory tax withholding for federal and state taxes.

I hereby specifically approve the foregoing methods of payment. If I do not reimburse StorageTek for the full amount of my Tax Obligation in accordance with these procedures, I hereby authorize StorageTek to withhold any Tax Obligation amounts from my payroll checks If my payroll checks are not sufficient to pay the Tax Obligation and I fail to reimburse StorageTek the full amount of my Tax Obligation for Restricted Stock to the applicable tax authority, StorageTek may, in its sole discretion, elect to retain Restricted Stock with a value (determined on the date such Restricted Stock vested) equal to my Tax Obligation in full satisfaction of such Tax Obligation.

Escrow.     I hereby authorize StorageTek to hold all shares of vested Restricted Stock in escrow until I have reimbursed StorageTek the full amount of my Tax Obligation.

Termination of Employment/Repurchase of Unvested Shares. I further recognize that under the Restricted Stock Purchase Agreement, StorageTek has the right, following termination of my employment pursuant to Section 7(b) of the Amended and Restated CEO Employment Agreement by and between me and StorageTek effective as amended and restated March 27, 2003, to repurchase any unvested Restricted Stock held in escrow

—————————————— Patrick J. Martin	Date:___________________________________

ESCROW AGREEMENT

        THIS AGREEMENT, entered into as of March ___, 2003, between STORAGE TECHNOLOGY CORPORATION, a Delaware corporation, (together with its successors and assigns, “StorageTek”), Patrick J. Martin, the undersigned employee (the “Employee”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Escrow Agent (the “Agent”), with respect to the STORAGE TECHNOLOGY CORPORATION 1995 EQUITY PARTICIPATION PLAN, as amended (the “1995 Plan”), and in conjunction with the delivery of the Restricted Stock Purchase Agreement dated as of the date hereof between StorageTek and the Employee (the “Purchase Agreement”).

RECITALS

    A.        The Human Resources and Compensation Committee of the Board of Directors (“Compensation Committee”) of StorageTek, as Administrator of the 1995 Plan, is requiring Employee to place in escrow with the Agent the shares of StorageTek Common Stock, par value $.10 per share, purchased by Employee pursuant to the Purchase Agreement (the “Shares”), which Shares are to remain in the physical custody of the Agent until the restrictions set forth in the Purchase Agreement and the 1995 Plan (the “Restrictions”) have lapsed or terminated.

    B.        The 1995 Plan and the Purchase Agreement are both incorporated herein by reference and made a part hereof.

    C.        The term “Amended and Restated CEO Employment Agreement” shall be defined to mean the Amended and Restated CEO Employment Agreement by and between the Employee and the Company effective March 27, 2003.

AGREEMENT

        NOW, THEREFORE, the parties agree as follows:

    1.        The Employee hereby authorizes StorageTek to deposit with the Agent and the Agent hereby acknowledges receipt of 250,000 Shares (which, so long as they are subject to the Restrictions shall be referred to as the “Restricted Stock”).

    2.        (a) The Agent shall hold the Restricted Stock until all of the Restrictions have lapsed or terminated in accordance with the terms of the Purchase Agreement or if termination of restrictions or vesting would occur at an earlier date than provided in the Purchase Agreement the 1995 Plan, and until all Tax Obligations pursuant to the Authorization for Tax Reimbursement dated March ___, 2003 have been satisfied in full. StorageTek shall notify the Agent at the time the Restrictions on all or a portion of the Restricted Stock have lapsed or terminated and, subject to the satisfaction of the applicable Tax Obligation, instruct the Agent to release from Escrow and deliver to Employee certificates representing the Shares. The Agent shall release and deliver the Shares to Employee or his or her executor or personal representative, as the case may be, free of the restrictive legend required under the Purchase Agreement, unless, in the opinion of corporate counsel, the legend is necessary to comply with securities or other regulatory requirements.

    (b)        In the event that at any time while this Escrow Agreement is in effect StorageTek notifies the Agent that Employee’s employment with StorageTek has been terminated pursuant to Section 7(b) of the Amended and Restated CEO Employment Agreement, StorageTek shall repurchase all of Employee’s Restricted Stock then held in escrow for a purchase price of $0.10 per share, by delivering to the Agent a check payable to the order of Employee in an amount equal to the purchase price multiplied by the number of shares of Restricted Stock being repurchased. Upon receipt, the Agent shall deliver the check to Employee and deliver the certificate representing the Shares to StorageTek. Notwithstanding the foregoing, StorageTek may, at its election, notify the Agent that StorageTek will not repurchase the Restricted Stock, in which case the Agent shall deliver a certificate representing the Shares to the Employee. Notwithstanding any termination of Employee’s employment with StorageTek pursuant to Section 7(b) of the Amended and Restated CEO Employment Agreement, the Escrow Agent shall deliver all Shares that vested pursuant to the Purchase Agreement or the 1995 Plan prior to such termination in accordance herewith.

    (c)        Agent is hereby authorized and directed to hold the Restricted Shares until Employee has reimbursed StorageTek for the full amount of the Tax Obligation.

    3.        In the event of any dispute with respect to the disposition of any or all of the Restricted Stock, the Agent shall refer the matter to the Administrator of the 1995 Plan and shall only dispose of any such Restricted Stock in the manner prescribed in writing by the Compensation Committee.

    4.        StorageTek shall pay the fee of the Agent in accordance with the fee schedule delivered from time to time by the Agent to StorageTek.

    5.        This Escrow Agreement shall terminate upon the earlier of (i) the release of all Shares held hereunder, or (ii) 20 years from the date first above written.

    6.        This Escrow Agreement may not be altered or modified without the express written consent of StorageTek, the Employee and the Agent.

    7.        This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflicts of law.

    8.        This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

EMPLOYEE

—————————————— Patrick J. Martin	Date:___________________________________

STORAGE TECHNOLOGY CORPORATION By: —————————————— Roger C. Gaston, Corporate Vice President, Human Resources	AMERICAN STOCK TRANSFER & TRUST COMPANY By: —————————————— Trust Officer